TERM SHEET

$[458,000,000]
(APPROXIMATE, SUBJECT TO VARIANCE (4))

First Horizon Mortgage Pass-Through Trust
Certificates, SERIES 2007-5

					Principal	Expected
				WAL To	Payment to	Initial	Legal	Expected
	Approximate	Coupon	Security	Maturity	Maturity	Loss	Final	Ratings (2)
Class	Size ($)		Description	(yrs) (1)	Window (1)	Coverage	Maturity
A1	$243,375,000	6.250%	Super Senior	5.57	10/07-07/37	[6.50]%	11/25/2037	AAA
A2	$15,625,000	6.250%	Sr Mezzanine	5.57	10/07-07/37	[3.25]%	11/25/2037	AAA
A3	$150,000,000	6.250%	Super Senior	5.57	10/07-07/37	[8.00]%	11/25/2037	AAA
A4	$30,000,000	6.250%	Pass-Through	5.57	10/07-07/37	[3.25]%	11/25/2037	AAA
APO[3]	$ 3,138,710
SUBS[3]	$14,885,000

(1)	At pricing speed of 300 PSA per annum. Assumes bonds pay on the 25th of every month beginning in October 2007.

(2)	It is expected that S&P and Fitch will rate all of the senior certificates. One of the aforementioned will rate the subordinate certificates (other than the first loss tranche).

(3)	Non-offered classes.

(4)	Aggregate collateral balance subject to change, which may affect final tranche sizing.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Deal Overview:

  The collateral consists of 30 year fixed rate, first lien, mortgage loans.

  The Class APO Certificates are principal-only certificates, and will not receive payments of interest.

  The trust will issue subordinate certificates. The Non-PO Percentage of Realized Losses will be applied to the subordinate certificates until their principal balances are reduced to zero. Once the subordinate classes are reduced to zero, the Non-PO Percentage of Realized Losses will be applied to the Senior Certificates (other than the Class APO Certificates) on a pro-rata basis.

  The PO Percentage of Realized Losses will be allocated to the Class APO Certificates.

  The Master Servicer maintains a [10]% Optional Termination on the collateral.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Terms of the Offering:

Cut off Date:	September 1, 2007

Closing Date:	September 27, 2007

Settlement Date:	September 27, 2007

Distribution Dates:	25th or next business day of each month, commencing in October 2007

Collection Period:	For regular payments, the calendar month preceding the current Distribution Date. For prepayments, the 16th of the prior month to the 15th of the current month.

Depositor:	First Horizon Asset Securities Inc.

Underwriter:	FTN Financial.

Master Servicer:	First Horizon Home Loans

Servicing Fee:	Generally [0.25%] per annum

Trustee:	The Bank of New York

Rating Agencies:	It is expected that S&P and Fitch will rate all of the senior certificates.

Day Count:	30/360

Delay Days:	24 days.

Interest Accrual Period:	The calendar month preceding the Distribution Date.

Accrued Interest:	26 days of accrued interest.

Registration:	Book-entry form through DTC

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption:	300% PSA per annum.

SMMEA Eligibility:	The senior certificates will be SMMEA eligible.

ERISA Eligibility:	The senior certificates will be ERISA eligible.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Terms of the Offering – Credit Enhancement:

Credit Enhancement:	Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially [3.25]%) .

Priority of Payment		Order of Loss Allocation

Class A Credit Support of [3.25]%
SUBS Credit Support of [ ]%

Shifting Interest Structure with 5 year lockout

Distribution Dates (months)	Prepayment Shift
Percentage
1 – 60	100%
61 – 72	70%
73 – 84	60%
85 – 96	40%
97 – 108	20%
109+	0%

Senior Percentage:
On any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the class principal amounts of each class of senior certificates (excluding the Class APO certificates) and the denominator of which is the Non-PO Collateral Balance for the immediately preceding Distribution Date.

Subordinate Percentage:	On any Distribution Date, one minus the Senior Percentage.

Optional Termination:
The Master Servicer will have the option to purchase all of the remaining assets of the trust fund and retire all outstanding classes of certificates on or after the first Distribution Date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the trust fund is equal to or less than [10%] of the aggregate initial stated principal balance of the mortgage loans.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Collateral Stipulations (Subject to Change):

COLLATERAL PROJECTIONS

30YR JUMBO FIXED RATE LOANS
	Estimated	Stips
Total 30yr loans	458,000,000	+/- 10%
Est. PO – Retained by FHHLC	3,138,710
“AAA” Amount @ 3.25%	$439,976,290	+/- 10%
Gross WAC	6.75%	+/- 10%
WTD Avg Servicing Fee	0.250%	min
AAA Coupon	6.25%
WAC Range	300.0	350 max

WAM	358	+-2
Longest Maturity	360
Shortest Maturity	240

WA LTV	73.5%	+/- 10%
Highest LTV	100.0%
Lowest LTV	14.5%
**All loans over 80% have PMI
WA CLTV	79.1%	80% Max

WA Fico	752	+-20
Highest Fico	821
Lowest Fico	608

Average Loan Balance	657,533	+-$50000
Highest Balance	2,400,000
Lowest Balance	399,535

Full Doc	84.5%	+/- 10%
Stated Income	14.2%
SISA	1.3%

Single Family/PUD	95.1%	+/- 10%
Condo (Low Rise)	3.8%
Condo (High Rise)	0.9%
2-4 Unit	0.2%

Owner Occupied	94.7%	+/- 10%
Second Home	5.1%
Investor	0.2%

Top 5 States
California	19.6%	30% max
Washington	13.5%
Texas	7.4%
Virginia	7.1%
Maryland	5.1%

Loan Type
Fully Amortized	70.0%
Interest Only	29.4%	35% Max
40/30 Balloon	0.6%
Prepay Penalty	0.0%

Estimated Subordination	3.25%	+-100bps

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.